Exhibit 10.3.30
Amendment to Employment Agreement of Gregory T. Novak
      On May 24, 2005, the following adjustments were approved by the Compensation Committee of the Board of Directors of Harris Interactive Inc. (the “Company”) pursuant to the Employment Agreement by and between the Company and Gregory T. Novak, dated as of April 1, 2004 and amended as of January 1, 2005 (the “Employment Agreement”), which adjustments were made effective as of May 23, 2005:

•	Base Compensation — Mr. Novak’s Base Compensation, as defined in Section 3.1 of the Employment Agreement, was increased from $368,000 to $425,000.

•	Target Bonus — Mr. Novak’s target bonus, as provided for under Section 3.2 of the Employment Agreement, for fiscal years 2005 and 2006 was increased from $150,000 to $200,000.

•	On September 7, 2005 the Board of Directors changed Mr. Novak’s title to President and Chief Executive Officer.